THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G FILED ON FEBRUARY 18, 1997 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.


                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                ----------------

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ____)


                              NCS HEALTHCARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                      CLASS A COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   628874 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                ----------------

         The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                       -----------------
CUSIP NO. 628874 10 9                  13G             PAGE 2 OF 6 PAGES
          ------------                                 -----------------


--------- ------------------------------------------------------------------------------------------------
      1   NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Jon H. Outcalt
--------- ------------------------------------------------------------------------------------------------
      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (a) [ ]
                                                                                   (b) [ ]
           Not Applicable

--------- ------------------------------------------------------------------------------------------------
      3   SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------
      4   CITIZENSHIP OR PLACE OF ORGANIZATION


          United States
------------------------------ ----------- ---------------------------------------------------------------
NUMBER OF                             5    SOLE VOTING POWER
SHARES
BENEFICIALLY                               3,478,586
OWNED                          ----------- ---------------------------------------------------------------
BY EACH                               6    SHARED VOTING POWER
REPORTING
PERSON                                     31,729
WITH:                          ----------- ---------------------------------------------------------------
                                      7    SOLE DISPOSITIVE POWER

                                           3,478,586
                               ----------- ---------------------------------------------------------------
                                      8    SHARED DISPOSITIVE POWER

                                           31,729
--------- ------------------------------------------------------------------------------------------------
      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON

          3,510,315
--------- ------------------------------------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                        [ ]

          Not Applicable
--------- ------------------------------------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          25.1%
--------- ------------------------------------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          IN
--------- ------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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                              NCS HEALTHCARE, INC.
                              --------------------

                         Schedule 13G of Jon H. Outcalt


ITEM 1(a).  NAME OF ISSUER:

                     NCS HealthCare, Inc.


ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     3201 Enterprise Parkway, Suite 220, Beachwood, Ohio 44122


ITEM 2(a).  NAME OF PERSON FILING:

                     Jon H. Outcalt


ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                     3201 Enterprise Parkway, Suite 220, Beachwood, Ohio 44122


ITEM 2(c).  CITIZENSHIP:

                     United States


ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

                     Class A Common Stock, $.01 par value


ITEM 2(e).  CUSIP NUMBER:

                     628874 10 9


ITEM 3.

                     Not Applicable

ITEM 4.  OWNERSHIP.

         (a)  Amount beneficially owned:
               3,510,315  shares of Class A Common Stock(1)(2)(3)
              ----------------------------------------------------------------
         (b)  Percent of class:
                  25.1 %(3)
              ----------------------------------------------------------------
         (c)  Number of shares as to which such person has:
              (i)      Sole power to vote or to direct the vote  3,478,586(1)
                                                               ---------------
              (ii)     Shared power to vote or to direct the vote   31,729(2)
                                                                 -------------
              (iii)    Sole power to dispose or to direct the disposition of
                        3,478,586(1)
                       -------------------------------------------------------
              (iv)     Shared power to dispose or to direct the disposition of
                        31,729(2)
                       -------------------------------------------------------

(1) Includes (a) 3,476,086 shares of Class B Common Stock, $.01 par value ("Class B Common Stock") owned as of record by the Jon H. Outcalt Trust and (b) 2,500 shares of Class A Common Stock underlying options. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock.

(2) 31,729 shares of Class A Common Stock owned as of record by the reporting person's wife.

(3) Assumes conversion of all shares of Class B Common Stock held by reporting person into shares of Class A Common Stock.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                           Not Applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                           Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                           Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                           Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                           Not Applicable


ITEM 10. CERTIFICATION.

                           Not Applicable

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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


FEBRUARY 14, 1997
-----------------------------------
Date

/s/  Jon H. Outcalt
-----------------------------------
Signature

Jon H. Outcalt
-----------------------------------
Name




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